EXHIBIT 10.5
                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is dated as of the 29th day of September, 2004 by and among B.O.S Better Online Solutions Ltd., an Israeli company No. 520042565, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel (the "BUYER"); and Quasar Communication Systems Ltd., an Israeli company No. 511842460, having its address at 2 Pekris Street, Science Park, Rehovot 76702, Israel (the "SELLER").

     WHEREAS, the Seller is engaged, INTER ALIA, in the business of developing, manufacturing and selling of cellular communication gateways (the "BUSINESS"); and

     WHEREAS, the Buyer desires to purchase from Seller all of Seller's activity, assets and rights, tangible and intangible, relating to, or used in connection with, the Business, which includes, subject to the limitations and exclusions described bellow in this Agreement, the following: (i) all equipment of the Seller; (ii) assignment of all ASSIGNABLE agreements of the Seller with its customers and suppliers, or in connection with the Business, and the Seller's rights and obligations under said agreements, from the Closing date and thereafter [together with the confirmation and consent of the parties to said agreements to such assignment]; (iii) all of Seller's intellectual property rights and industrial rights (iv) all of Seller's know-how, (v) all of Seller's technology, (vi) all of Seller's trade secrets, (vii) all of Seller's licenses,
(viii) all of Seller's assignable existing distribution channels and markets; and (ix) all of Seller's goodwill, all on the terms and conditions, and for the consideration, set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

     1. PURCHASE AND SALE.

     1.1. ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets and rights of the Seller relating to, or used in connection with, the Business (all of which assets and rights are hereinafter referred to collectively as the "ACQUIRED ASSETS"), including, without limitation, the following assets and rights:

          (a) Any and all fixtures, machinery, installations, equipment (including, without limitation, all production equipment), hardware, software, furniture, tools, spare parts, supplies, materials, product lines, fixed assets, and other personal property relating to, or used in connection with, the Seller's conduct of the Business, including those items described on SCHEDULE 1.1(A) (the "EQUIPMENT");

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          (b) All of the Seller's assignable rights and obligations under the purchase orders, contracts and agreements described on SCHEDULE 1.1(B) hereto (which Seller represents to constitute all of the purchase orders, contracts and agreements of the Seller related to the Business and its activity, which are currently in force and effect), and under all other purchase orders, contracts and agreements of the Seller entered into in the ordinary course of business following the date hereof but prior to the Closing, consistent with the Seller's obligations under Section 7 hereof (the purchase orders, contracts and agreements referred to in this paragraph (b) being referred to collectively as the "OTHER CONTRACTS");

          (c) All of the Seller's rights under license agreements pursuant to which the Seller has been granted, and holds, a license (the "LICENSE AGREEMENTS"); all of the License Agreements are listed on SCHEDULE 1.1(C);

          (d) All of the Seller's rights under the assignable permits, approvals and licenses, both governmental and private, described on SCHEDULE 1.1(D) hereto (the "PERMITS");

          (e) All of the Seller's trademarks, trade names, trade secrets, corporate names, copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, know how, technical information, manufacturing know-how, processes, trade secrets, customer lists, inventions, , product processes and techniques, research and development information, copyrightable works, trade-names (whether registered or not), mask works, logos, the trade names "Quasar", financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and all other intangible assets of any kind, all to the extent that they relate to, or are used in connection with, the Business, including, without limitation, those described on SCHEDULE 1.1(E) hereto (the "INTANGIBLES");

          (Without derogation from the generality of the aforesaid, it is agreed, based on the Seller's representation, that the Intangibles include all intellectual property rights which enable and/or secure and/or facilitate the performance of the Business).

          (f) All of the Seller's, information systems and all other documents and records relating to, or used in connection with, the Acquired Assets;

          (g) All of the Seller's rights under the insurance policies described on SCHEDULE 1.1(G) hereto (the "INSURANCE POLICIES");


          (h) All of the Seller's assignable distribution channels, markets and goodwill associated with the Business.


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     1.2. ACQUIRED INVENTORY. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, Seller undertakes to sell and assign to the Buyer, and the Buyer undertakes to purchase and acquire, the Inventory (as defined below) of the Seller relating to, or used in connection with the Business as existed at the Closing . Inventory shall mean the Seller's inventory specified in SCHEDULE 1.2 hereto, which schedule shall be approved by physical counting by Buyer, to be completed within 10 days from the date on which Buyer will receive from Seller its inventory report as of 30 September, 2004. Schedule 1.2 shall reflect the inventory existed on September 30, 2004 as stated on the Company's financial statements dated September 30, 2004 but not including any inventory designated as obsolete on the Company's financial statements for June 30, 2004.

     2. EXCLUDED ASSETS AND NO ASSUMPTION OF OBLIGATIONS

     2.1. EXCLUDED ASSETS. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term "ACQUIRED ASSETS" shall not include, the following assets (the "EXCLUDED ASSETS"):

     (a)  the consideration received by the Seller pursuant to this Agreement;
          and

     (b)  the rights of the Seller under this Agreement.

     (c)  All of the Seller's rights and obligations under any lease agreement.

     (d)  Seller's rights and undertakings with respect to Sellers' employees.

     (e) Seller's rights and obligations whatsoever which are not related to the Business;

     (f) Seller's rights and obligations with respect to the Business and Acquired Assets accrued up and until the Closing Date (even if has to be performed thereafter) including Seller's accounts receivable and account payable;

     (g) Seller's debts, warranties, guaranties or obligations to 3rd parties, other than the customary 6 months warranties to clients;

     (h) Any item that the Buyer shall refuse to purchase, excluding Other Contracts, provided that Buyer refusal shall be forward to Seller in writing not later than 45 days from the Closing Date; provided that Buyer decision not to purchase any portion or item of the Purchased Assets shall have no effect on any of the consideration described in
          Section 3 hereinbelow.

     2.2. EXCLUDED LIABILITIES The Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Seller whatsoever, including, without limitation: (i) any liabilities or obligations for Indebtedness, (ii) any liabilities or obligations for Taxes, or any liabilities or obligations relating to any of the Seller's employees, as of the Closing Date, including any of the Seller's employees hired by the Buyer as of the Closing Date or thereafter.


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     3. PURCHASE PRICE.

     3.1 CONSIDERATION SHARES. In consideration for the sale, assignment, transfer and delivery of all of the Acquired Assets (other than the Inventory), at the Closing referred to in Section 4 hereof, the Buyer will issue to Seller a share certificate representing 285,000 Ordinary Shares, of Buyer, par value NIS
4.00 each, (the "CONSIDERATION SHARES") free and clear from any claims, liens, charges, pledges, security interests, encumbrances and any third party rights. In addition to the consideration under Section 3.2 below, the issuance of said shares to the Seller shall be the sole consideration, monetary or otherwise, to be paid by the Buyer and/or to which the Seller may be entitled in connection with the transactions contemplated in this Agreement. Upon the consummation of the Closing, the Seller shall have no rights, of any nature, relating to or in connection with the Business and/or the Buyer, other than its holdings of the Consideration Shares and the rights attached to the Consideration Shares, as set out in the Buyer corporate documents. Notwithstanding the said, Seller shall be granted at the Closing a non revocable, free of any charge license to use the name Quasar Communication Systems Ltd. for the purposes of securing Seller's rights with respect to the Business and Acquired Assets accrued up and until the Closing Date and/or for the purposes of any legal proceedings to which the Seller is a party to on the Closing Date.

     Subject to the terms and restrictions specified herein, the Consideration Shares will be subject to an absolute "lock-up" for a period of one year following the Closing. Notwithstanding the above and subject to any applicable law, Seller will be entitled to transfer the Consideration Shares or any part thereof to any of Seller's currently existing shareholders during the lock - up period provided that each transferee of said Consideration Shares shall be subject to abovementioned lock-up provision and shall confirm in writing that he undertakes to comply with such restriction for the said one year period following the Closing. Furthermore, Seller and Seller's currently existing shareholders will be entitled to pledge the Consideration Shares or any part thereof to their creditor banks, provided that each creditor bank will be subject to all restrictions and lock up period and provided rurther that upon receipt of the Consideration Shares by Seller, Seller undertake to pledge the Consideration Shares to Bank Leumi subject to the lifting of its floating charge on Seller's assets. The lock-up under this agreement is in addition to any restriction applied by operation of law.

     3.2 PURCHASE OF INVENTORY. Buyer shall purchase from Seller the Inventory, as defined above, in the ordinary course of business and in accordance with Buyer's needs for the conducting and operating of the purchased Business, for a cash consideration equal to the book value of Seller's Inventory as stated on
Schedule 1.2 ("Inventory Consideration"). Seller shall invoice Buyer for each purchase order of Seller's Inventory, title shall be transferred to Buyer at each purchase order and payment of the consideration for each order shall be paid by Buyer at times and in such amounts as shall be determined by mutual agreement of the parties. The Parties agree that no later then 31 December 2004 they will set the terms of sale and payments (sums and dates of payments) of the balance between payments actually paid to Seller on account of the Inventory Consideration until to that date and the Inventory Consideration (the "Balance") and such Balance shall be paid in full by Buyer to Seller not later than December 31, 2005.


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     4. CLOSING.

     4.1. TIME AND PLACE. The closing of the the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Amit, Pollak, Matalon, & Ben Naftali, Erez & Co., NYP Tower, 19th Floor, 17 Yitzhak Sadeh Street, Tel Aviv, 67775, Israel, or at such other place as the Buyer and the Seller may agree, upon the signature on this Agreement. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "CLOSING DATE."

     4.2. TRANSACTIONS AT CLOSING. At the Closing, the following actions shall occur, which actions shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered:

          (a) By signing this Agreement the Seller shall duly sell, transfer and deliver to the Buyer title to all and ownership on all of the Acquired Assets, in each case not subject to any Encumbrance (as defined in Section 5.9).

          (b) The Buyer shall issue to the Seller, the Consideration Shares.

          (c ) The Buyer shall provide the Seller a true and correct copy of the resolutions of the Buyer's Board of Directors authorizing the issuing of the Consideration Shares to the Seller pursuant to this Agreement together with opinion of legal counsel in this reference as set forth in SCHEDULE 4.2(C);

          (d) The Seller shall provide the Buyer a true and correct copies of resolutions of the Seller's Board of Directors authorizing the transactions contemplated under this Agreement;

          (e) The Seller shall deliver to the Buyer the consent of Bank Leumi to release its charges from the Acquired Assets in the form attached hereto as
     SCHEDULE 4.2(E);.

          (f) By signing this Agreement each of the parties hereto undertakes to do its best efforts to execute and deliver each of the documents required to be signed/delivered by such party pursuant to Sections 9 and 10, not later than 60 days from the date hereof. Notwithstanding the said, the Buyer shall provide the Escrow (as defined in Section 13) a share certificate representing the Consideration Shares and shall register the allotment of the Consideration Shares to the Seller with the Registrar of Companies within 14 days from the date hereof

     5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Acknowledging that the Buyer is relying on the representations and warranties set forth in this Section 5, the Seller, 3 Pen Technologies Ltd. and Noa Investments Ltd. (the "Major Shareholders") hereby represents and warrants to the Buyer as follows:


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     5.1. ORGANIZATION OF SELLER; AUTHORITY. The Seller is a corporation duly organized and validly existing under the laws of Israel. The Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Business as such business is now conducted, and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the "TRANSACTION Documents") to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

     5.2. CORPORATE APPROVAL; BINDING EFFECT. Prior to the Closing Date, The Seller will obtain all necessary authorizations and approvals from its Board of Directors and its Shareholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. On the Closing Date each of the Transaction Documents will be duly executed and delivered by the Seller.

     5.3. NON-CONTRAVENTION. The execution and delivery by the Seller of the Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Memorandum and Articles of Association of the Seller, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or, unless otherwise stipulated in Schedule 5.3, result in the creation or imposition of, any Encumbrance upon any property of the Seller (including any of the Acquired Assets) pursuant to (i) any agreement or instrument to which the Seller is a party or by which the Seller or any of its properties (including any of the Acquired Assets) is bound or to which the Seller or any of such properties (including any of the Acquired Assets) is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

     5.4. GOVERNMENTAL CONSENTS; TRANSFERABILITY OF LICENSES, ETC. To the best knowledge of the Seller, except as set forth on SCHEDULE 5.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Seller of the Transaction Documents to which it is a party or for the consummation by the Seller of the transactions contemplated hereby or thereby. The Seller has and maintains, and the Permits listed on SCHEDULE 1.1(F) hereto include, all licenses, permits and other authorizations from all governmental authorities as to the best knowledge of the Seller, are necessary and/or desirable for the conduct of the Business and/or in connection with the ownership or use of the Acquired Assets. Except as expressly designated on
SCHEDULE 5.4, all of the Permits are transferable to the Buyer without any conditions and/or limitations and the actual transfer thereof to the Buyer pursuant to the terms hereof shall not in any manner limit and/or otherwise adversely affect the rights and/or permissions and/or authorizations granted thereby, and true and complete copies of such Permits have previously been delivered to the Buyer.


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     5.5. FINANCIAL STATEMENTS. The Seller has delivered the following financial statements (the "FINANCIAL STATEMENTS") to the Buyer, and they are attached as
SCHEDULE 5.5 hereto. The Financial Statements sets forth a true, correct and complete copy of the audited financial statement for the fiscal year ended December 31, 2003 and of reviewed financial statements as of June 30, 2004. The Company Financial Statements have been prepared in conformity with Israeli generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements are consistent in all material respects with the books and records of the Company and fairly present the position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein, subject, in the case of the unaudited financial statements only, to normal and recurring year end adjustments. Nothing has come to the attention of the Company since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the dates thereof.

     5.6. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 5.6, since June 30, 2004, the Seller has carried on its business only in the ordinary course, and there has not been (a) any material adverse change in the assets, liabilities, sales, income or business of the Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, adverse; (b) any acquisition or disposition by the Seller of any asset or property other than sales of inventory in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting, either in any case or in the aggregate, the Business or any of the Acquired Assets; (e) any mortgage, pledge (fixed or floating), lien, lease, security interest or other charge or encumbrance on any of the Acquired Assets.

     5.7. LITIGATION, ETC. To the best knowledge of the Seller, except as set forth on SCHEDULE 5.7 hereto, no action, suit, proceeding or investigation is pending or threatened, relating to, connected with, or affecting any of the Acquired Assets or the Business, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the best knowledge of the Seller, is there any basis for any such action, suit, proceeding or investigation.

     5.8. CONFORMITY TO LAW. Except as set forth on SCHEDULE 5.8, to the best of its knowledge, the Seller has complied with, and is in compliance with (a) all laws, statutes, governmental regulations applicable to the Business or the Acquired Assets and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Seller and which pertain to the Business or any of the Acquired Assets (including any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Seller is a party and which pertain to the Business or any of the Acquired Assets, or by which any of the Acquired Assets is subject. Except as set forth in SCHEDULE 5.8 hereto, the Seller has not committed, been charged with, or, to the knowledge of the Seller, been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of the Business or any of the Acquired Assets.


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     5.9. TITLE TO ACQUIRED ASSETS. The Seller is the lawful sole owner of and possesses all other rights in, and has good and valid record and marketable title to, all of the Acquired Assets, and no third party has any rights thereto or therein. The Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any other party, other than the consents and approvals listed on SCHEDULE
5.9. Except for liens described on SCHEDULE 5.9 hereto which secure Indebtedness and which will be discharged at or prior to the Closing, all of the Acquired Assets are entirely free and clear of any security interests, liens, attachments, claims (including claims of the Israeli government or any agency thereof), charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, defects as to title or restrictions against the transfer or assignment thereof (collectively, "ENCUMBRANCES"). All of the Acquired Assets are in good condition and repair (reasonable wear and tear excepted) and are adequate and sufficient to carry on the Business as presently conducted and as proposed to be conducted. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances, other than as stated in
SCHEDULE 5.9.

     5.10. REAL PROPERTY; SAFETY, ZONING AND ENVIRONMENTAL MATTERS.

          (a) The Seller owns no real property. The Seller leases its premises at 2 Pekris Street, Science Park, Rehovot, Israel, (the "REAL PROPERTY") from Rorberg Contructing and Investments (1963) Ltd. (the "Lessor") pursuant to a lease agreement dated June 21, 1999 and the amendments thereto a true and correct copy of which has been provided to the Buyer (the "Lease Agreement"). The Lease Agreement constitutes the full and entire agreement relating to the Seller's lease of the Real Property. The Seller has fully complied with all of its obligations, covenants and undertakings set forth in the Lease Agreement, and the Seller believes that the Lessor has fully complied with all of its obligations, covenants and undertakings set forth in the Lease Agreement. The Seller has not received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority.

          (b) Except as set forth on SCHEDULE 5.10:

               (i) the Seller is not in violation or alleged violation of any judgment, decree, order, law, license, rule, regulation or ordinance pertaining to health, safety or the environment in respect of the Business or relating to, or in connection with, any of the Acquired Assets (hereinafter "ENVIRONMENTAL LAWS");

               (ii) the Seller has not received notice from any third party, including any federal, state or local governmental authority, (A) that any hazardous waste, any hazardous substance, any pollutant or contaminant or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("HAZARDOUS SUBSTANCES") which the Seller has generated, transported or disposed of has been found at any site at which any agency or other third party has conducted or has ordered that the Seller conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (B) that the Seller is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever related to, or in connection with, the release of Hazardous Substances;


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     5.11. EQUIPMENT. SCHEDULE 1.1(B) hereto sets forth a complete and accurate list of all of the Equipment, and includes all equipment and property owned by the Seller used in the Business. The Equipment and all other Acquired Assets are utilized by the Seller in the ordinary course of business.

     5.12. INVENTORIES. The Inventories are fairly reflected on the books of account of the Seller, stating items of Inventory at the lower of cost or market value in accordance with GAAP, consistently applied, with adequate allowance for excessive or obsolete inventories.

     5.13. INSURANCE. SCHEDULE 5.13 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Seller relating to, or connected with, the Acquired Assets. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice. All such policies
(a) are in full force and effect, (b) are sufficient for compliance by the Seller with all requirements of law related to the Acquired Assets and all agreements to which the Seller is a party in relation thereto, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Seller is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     5.14. CONTRACTS. SCHEDULE 5.14 sets forth a complete and accurate list of all contracts to which the Seller is a party or by which the Seller is bound with respect to any of the Acquired Assets, except contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing. As used in this Section 5.14, the word "CONTRACT" means and includes every agreement or understanding of any kind, written or oral, and specifically includes (a) contracts and other agreements with respect to the Acquired Assets with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee whose employment duties relate to, or are connected with, the Business; (c) contracts and other agreements for the provision of services by the Seller related to, or connected with, the Business; (d) bonds or other security agreements provided by any party in relation to, or in connection with, the Business; (e) contracts and other agreements for the sale of any of the Acquired Assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Acquired Assets; (f) joint venture agreements relating to, or connected with, the Acquired Assets or the Business or by or to which the Business or any of the Acquired Assets are bound or subject; (g) any contracts or other agreements with regard to Indebtedness relating to, or connected with, the Business; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The Seller has delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Unless specifically stated otherwise on SCHEDULE 5.14, each of the contracts listed on SCHEDULE 5.14 hereto or any of the other Schedules hereto is in full force and effect, the Seller is not in breach of any of the provisions of any such contract, nor, to the knowledge of the Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. The Seller has in all material respects performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on SCHEDULE 5.14), no contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.


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     5.15. EMPLOYMENT MATTERS.

          (a) SCHEDULE 5.15 hereto sets forth a full and accurate description, as of the date hereof, of the names, positions and ranks (if any), dates of commencement of employment, salaries and terms and conditions of employment, of all employees and officers of the Seller that are primarily engaged in activities related to, or connected with, the Business. Except as set forth in SCHEDULE 5.15 hereto, there is no person or entity (including "agents", "distributors", "independent contractors", "consultants" or employees or manpower companies or other service providers) that may be deemed to be an employee of the Seller who are engaged in activities related to, or connected with, the Business.

          (b) With respect to the employees listed on SCHEDULE 5.15 hereto, individually and in the aggregate, no event has occurred and no condition or set of circumstances exists in connection with which the Seller could be subject to any liability that could have an adverse effect on the Business.

          (c) Except as set forth in SCHEDULE 5.15 hereto, there is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Seller, any labor strike or stoppage threatened or contemplated) against or affecting the Seller, and there have been no disputes between the Seller and any number or category of employees listed on SCHEDULE 5.15 hereto and there are no present circumstances which are reasonably likely to give rise to any such dispute.

     5.16. TRADEMARKS, PATENTS, ETC. SCHEDULE 5.16 (1) hereto sets forth a complete and accurate list of all of the Seller's trademarks, trade names, trade secrets, corporate names, copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, trade secrets, customer lists, and other intangible assets of any kind, all to the extent that they are related to, or connected with, the Business. Except to the extent set forth in SCHEDULE 5.16 (1), the Seller owns or has the sole, exclusive, unlimited and perpetual (subject to applicable law) right to use all patents, trademarks, trade names and copyrights listed thereon, and has the right, without restrictions, to use all technology, inventions, know-how and processes, used, necessary and/or desirable for conducting the Business as presently conducted and as proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. Except as set forth in SCHEDULE 5.16 (2), no claims have been asserted, and no claims are pending, by any person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and, to the knowledge of the Seller, there is no basis for such claim. To the best of its knowledge, the use by the Seller of such patents, trademarks, trade names, copyrights, technology, inventions, know-how or processes in the ordinary course of the Business (as currently conducted and as contemplated to be conducted) does not infringe on the rights of any person. With respect to each item of Intellectual Property that the Company uses pursuant to a license, sublicense, agreement, or permission, to the best knowledge of the Company: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing; (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;
(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property. The Company did not grant any sublicense or similar right with respect to any such license, sublicense, agreement, or permission.

     5.17. SUPPLIERS AND CUSTOMERS. SCHEDULE 5.17 hereto sets forth the suppliers and customers of the Business as of the date hereof. The relationships of the Seller with such suppliers and customers are good commercial working relationships and, except as set forth on SCHEDULE 5.17, no supplier or customer of material importance to the Business has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Seller or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or products of the Seller except for normal cyclical changes related to customers' businesses. The Seller has no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Seller or to decrease materially or limit its services, supplies or materials supplied to the Seller, or its usage or purchase of the Seller's services or products, and to the knowledge of the Seller, the consummation of the transactions contemplated hereby will not adversely affect the relationship with any such supplier or customer.

     5.18. ACQUIRED ASSETS COMPLETE. The Acquired Assets, when utilized with a labor force substantially similar to that currently employed by the Seller who are engaged in the Business, are adequate and sufficient to conduct the Business as currently conducted and as proposed to be conducted by the Buyer.

     5.19. NO UNDISCLOSED LIABILITIES. Except to the extent (a) incurred in the ordinary course of business, or (b) described on any Schedule hereto, the Seller has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including as guarantor or otherwise with respect to obligations of others) related to, or in connection with, the Business or the Acquired Assets.

     5.20. TAXES. Neither the Income Tax Authority of the State of Israel nor any other taxing authority is now asserting or threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in relation thereto, or in connection therewith, or any adjustment that would have an adverse effect on the Business.

     5.21. BROKER. The Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in relation to, or connection with, the negotiation or consummation of the transactions contemplated by this Agreement.

     5.22. POTENTIAL CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 5.22, no officer, director of the Seller, 3 Pen Technologies Ltd. nor Noa Investments Ltd. (a) engage, anywhere in the world, in any business organization that is engaged or becomes engaged in activities which are directly competitive with the Business or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Seller; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Seller is using or the use of which is necessary for the business of the Seller; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Seller.

     5.23. INDEBTEDNESS. Except for Indebtedness described on SCHEDULE 5.23 hereto, the Seller has no Indebtedness outstanding at the date hereof with respect to the Business or the Acquired Assets. Except as disclosed on SCHEDULE
5.23 hereto, the Seller is not in default with respect to any outstanding Indebtedness with respect to the Business or the Acquired Assets or any instrument relating thereto, or connected therewith. Complete and correct copies of all material instruments (including all amendments, supplements, waivers and consents) relating to, or in connection with, any Indebtedness of the Seller with respect to the Business or the Acquired Assets have been furnished to the Buyer.

     5.24. DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide the Buyer with proper and complete information as to the Seller and the identity, value and usability of the Acquired Assets. There is no fact relating to, or in connection with, the Acquired Assets or the Business which may materially and adversely affect the same and which has not been disclosed to the Buyer in writing.

     5.26. GOVERNMENT GRANT PROGRAMS. SCHEDULE 5.26 hereto provides a complete list of all pending and outstanding grants, tax benefits, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, to the Seller related to, or connected with, the Business or the Acquired Assets (collectively, "GRANTS") including (i) Approved Enterprise Status granted by the Investment Center and programs related thereto or connected therewith, and (ii) grants from the Office of the Chief Scientist (the "OCS") and programs relating thereto or connected therewith. The Seller has made available to the Buyer, prior to the date hereof, correct copies of all applications for Grants submitted by the Seller and of all letters of approval, and supplements thereto, granted to the Seller related to, or in connection with, the Acquired Assets or the Business as well as copies of all material correspondence with agencies which have provided a Grant. SCHEDULE 5.26 details all material undertakings of the Seller given in relation to, or connection with, the Grants. Without limiting the generality of the above, SCHEDULE 5.26 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Seller with respect to royalties, or the outstanding amounts to be paid by the OCS to the Seller, and the composition of such obligations or amount by the product or product family that it relates to or is in connection with. The Seller is in full compliance with the terms and conditions of the Grants and related programs and, except as disclosed in SCHEDULE 5.26, has duly fulfilled all of its undertakings and covenants relating thereto or in connection therewith. The Seller is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

     5.27 SCHEDULES. The parties agree that any and all schedules called for under this Section shall be provided within 14 days of the date hereof, which schedules shall reflect substantially the same information previously provided to the Buyer, with the required updates resulting from the ordinary course of business.

     6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

     6.1. ORGANIZATION OF BUYER; AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

     6.2. CORPORATE APPROVAL; BINDING EFFECT. Subject to the other terms of this Agreement the Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     6.3. NON-CONTRAVENTION. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the articles of association of the Buyer; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

     6.4. GOVERNMENTAL CONSENTS. Other than as specified in SCHEDULE 6.4 hereunder, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby and the Buyer undertakes to receive all such consent, approvals and authorizations within 60 days hereof.

     6.5. BROKER. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in relation to, or connection with, the negotiation or consummation of the transactions contemplated by this Agreement.

     6.6 DUE DILIGENCE REVIEW. The Buyer's legal, financial and technical due diligence review of the Business and the Acquired Assets have been completed.


     7. REPRESENTATIONS AND UNDERTAKINGS REGARDING THE CONSIDERATION SHARES

     7.1 INFORMATION AND ADVISE. The Seller confirms that it has received or has had access to the information it considers necessary or appropriate to make an informed decision with respect to this Agreement and the Consideration Shares received by it hereunder. The Seller further confirms that it has had an opportunity to ask questions and receive answers from the Buyer regarding the Buyer's business, management and financial affairs and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Seller or to which the Seller had access.

     7.2 AVAILABILITY OF EXEMPTIONS. The Buyer hereby represents to the Seller that the Consideration Shares are being offered pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws. The Seller understands that the Buyer is relying upon the truth and accuracy of such Seller's representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of such Seller to receive the Shares.


     7.3 LEGENDS. The Seller acknowledges and agrees that certificates representing the Consideration Shares will contain one or more legends to the effect that transfer of such securities is prohibited except pursuant to registration under the Securities Act or pursuant to an available exemption from registration:


          ""THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR, AN OPINION OF THE COMPANY"S COUNSELTHAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT. IN ADDITION, THESE SHARES ARE SUBJECT TO A NO SALE COMMITMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, BEFORE SEPTEMBER 29,2005 WITHOUT THE PRIOR WRITTEN CONSENT OF B.O.S. BETTER ON-LINE SOLUTIONS LTD. ANY PURPORTED SALE OR DISPOSITION IN CONTRIVANCE OF THE ABOVE SHALL BE DEEMED VOID AND HAVE NO EFFECT ""

     7.4 CONTROL OVER THE SELLER. the Seller to the Buyer a complete and detailed list of individuals who have or share voting and/or investment control over the Seller for the limited purpose of providing such information by the Buyer to the Office of Chief Scientist (the "OCS") and the Investment Center of the Ministry of Industry, Trade and Labor (the "Investment Center"), whose approvals of the transaction contemplated hereby are a condition to the Buyer's obligations hereunder. The Seller shall update such list as reasonably requested by the Buyer, to comply with any request for such information from any regulatory body, including, without limitation the OCS and the Investment Center.

     7.5 RESTRICTIONS ON TRANSFERABILITY AND HEDGING.

          7.5.1 The Seller understands that (i) the Consideration Shares have not been registered under the Securities Act of 1933, or under the laws of any other jurisdiction; (ii) such Consideration Shares are deemed to be "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and cannot be sold, transferred or otherwise disposed of unless they are registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Consideration Shares to be received by such Seller.

          7.5.2 The Seller acknowledges that the Buyer will not register any transfer of Consideration Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration or made in contravention of the lock-up provisions below.

          7.5.3 The Seller acknowledges, agrees and covenants not to engage in hedging transactions with regard to the Consideration Shares offered pursuant to this Agreement.

     7.6 OFFSHORE TRANSACTION. The Seller is not a "U.S. Person", as such term is defined in Regulation S under the Securities Act of 1933, its principal address is outside the United States and it has no present intention of becoming a resident of (or moving its principal place of business to) the United States. The Seller was located outside the United States at the time any offer to sell and any other action in connection with such offer and sale was made to it and at the time that the buy order was originated by the Seller. The Consideration Shares are being acquired solely for such Seller's own account, and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person.

     7.7 INVESTMENT PURPOSES. The Consideration Shares are being acquired for investment purposes. The Consideration Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. The Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Consideration Shares with others, resell or otherwise distribute the Consideration Shares in violation of federal or state US Securities laws or the Israeli Securities Laws.

     7.8 LOCK UP. For a period of one year from the Closing the Seller shall not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise encumber or impose any lien upon the Consideration Shares or dispose of, by gift or otherwise any of the Consideration Shares, subject to Section 3.1 above.


     7.9 PIGGY-BACK REGISTRATION. If the Buyer, at any time starting from the first anniversary of the date hereof and ending on the second anniversary of this Agreement, shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering of its equity securities, for its own account or the account of others (except with respect to registration statements on Form F-4, Form S-8 or another form not available for registering shares for sale to the public), each such time it will give written notice to all holders of the Consideration Shares (the "Holders") of its intention to do so. The Buyer shall, upon the written request of Holders, received by the Buyer within 7 days after the giving of any such notice by the Buyer, to register in the aggregate at least 50,000 Consideration Shares, use its best efforts to cause such Consideration Shares to be included in the registration statement proposed to be filed by the Buyer. In the event that any registration pursuant to this Section shall be, in whole or in part, an underwritten public offering, and the managing underwriter advises the Buyer that the inclusion of all of the Consideration Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the offering, then the number of Consideration Shares to be included in the offering shall be cut-back accordingly. Notwithstanding the foregoing provisions, the Buyer may withdraw any registration statement referred to in this Section without thereby incurring any liability to the Holders.

     7.10 NO SOLICITATION. At no time was the Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation in connection with the Consideration Shares and the transaction contemplated hereby.

     7.11 BROKER-DEALER. The Seller is not a broker-dealer, nor is it an affiliate of any broker-dealer.

     7.12 DISCLOSURE. The representations and warranties of the Seller contained in this Section 7 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The Seller understands and confirms that the Company will rely on the foregoing representations in effecting the transaction contemplated hereby and other transactions in securities of the Buyer.

     8. CONDUCT OF BUSINESS AFTER CLOSING. It is agreed that for a period of time commencing on the Closing Date and ending not later than December 31, 2004, Buyer shall conduct the Business acquired hereunder, and at Buyer's discretion, it may conduct the Business through the Seller which shall act as Buyer's sub-contractor and in full compliance with Buyer's instructions to be provided from time to time, provided that all expenses in related to such instructions shall be exclusively on the account of Buyer. Therefore Seller covenants and agrees that from the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     8.1. FULL ACCESS. The Buyer shall have full access to all properties, books, records, patents, patent filings (including all patent prosecution documents), patent office actions, licenses and sub-licenses, research and development agreements, vendor contracts and consulting agreements, contracts and documents of the Seller relating to, or in connection with, the Business and/or the Acquired Assets, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all assistance and information with respect to the Acquired Assets and/or the Business as may be requested.

     8.2. CARRY ON IN REGULAR COURSE. The Seller shall maintain the Acquired Assets and Inventory in good operating condition and repair, and make all necessary renewals, additions and replacements thereto provided that Buyer shall bear all costs and expenses, and shall assist Buyer to enable Buyer to carry on the Business diligently and substantially in the same manner as heretofore, in the ordinary course consistent with past practice, and Buyer shall be entitled to use all Seller's facilities and assets with no restriction whatsoever. Buyer shall be entitled to use any of Seller's trade names (including Quasar Communications or any similar name). Upon Buyer's request Seller shall give its consent and approval to any Authority or Registrar in order to enable Buyer to register a company, or trade name, as the case may be, using the name Quasar Communications or any similar name. Not later then 31.12.2005 Seller shall change its name and will ceased to use the name of Quasar (other as permitted hereunder).

     8.3 SELLER'S EMPLOYEES. Seller shall outsource its employees listed on
SCHEDULE 8.3 hereto to Buyer. Any Seller's employees so selected by Buyer will dedicate all of his work time to Buyer's affairs without being considered as Buyer's employee. Notwithstanding the said, such employees will assist Seller in the collection of all accounts receivable from Seller's customers. Any resignation of Seller's employee shall not constitute breach of Seller's obligation under this Section. In the event that Buyer shall decide not to receive outsourcing services of any of the employees listed on Schedule 8.3, Buyer shall provide Seller in advance and in writing with names of such Employee. The term of such advance notice shall not be shorter then the term of the advance notice which such employee is entitled to receive under his employment agreement with Seller, provided, however, that Buyer shall be notified in advance by Seller of those Employees, whose term of the required advanced notice exceeds 30 days. Buyer shall reimburse Seller, in cash, for the full cost of the salaries and benefits, not later then the date in which such salaries and benefits shall be paid by the Seller (but not severance payments and payments in lue of advanced notice) of the employees employed by Seller for Buyer ,plus V.A.T. during the term in which such employees are outsourced. For any payment under this Section 8.3 Seller shall issue to buyer an Invoice ("Cheshbonit Mass"). At all time Buyer is permitted to employ any of Seller's Employees.

     Subject to applicable cogent law, the Seller shall not grant any general or uniform increase in the rates of pay of employees of the Seller engaged in the performance of the Business, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and the Seller shall not increase the compensation payable or to become payable to any employee relating to, or connected with, the Business, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such employee.

     During the 24_months period following the Closing, neither Seller nor its Affiliates and any of its Major Shareholders and their respective Affiliates ("First Party"), shall directly or indirectly solicit or encourage any officer, employee or consultant of Buyer or any of its Affiliates or subsidiaries ("Second Party") to leave its employment/engagement for employment/engagement by or with such First Party or any competitor of the Second Party.

     8.4. INSURANCE. With respect to the Acquired Assets and Designated Area and until all insurance policies assigned to Buyer, or new insurance policies issued to Buyer, as the case may be, the Seller shall not terminate the insurance described on SCHEDULE 5.13. The Buyer shall not renew any insurance policies unless requested to do so by Buyer and provided that Buyer bears all costs and expenses in relation to such renewals.

     8.5. NO DEFAULT. The Parties shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Seller or Buyer with respect to the Acquired Assets, or otherwise related to, or in connection with, the Business and shall assist Buyer with the assignment of all agreements and other contracts from Seller to Buyer .

     8.6. CONSENTS OF THIRD PARTIES. The Seller will employ its best efforts to secure the consent, in form and substance satisfactory to the Buyer to the consummation of the transactions contemplated by this Agreement by each party to any of the Other Contracts, License Agreements, Permits, and Insurance Policies.

     9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     9.1. COMPLIANCE WITH AGREEMENT. The Seller shall have performed and complied with all of its obligations and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

     9.2. NO CHANGE. The Acquired Assets and the Business shall not have been, and shall not be threatened to be, adversely affected in any way whatsoever.

     9.3. OPINION OF COUNSEL. ______________, counsel to the Seller, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated as of the Closing Date, substantially in the form of SCHEDULE 9.5 hereto.

     9.4. APPROVALS. All corporate and other approvals in relation to, or connection with, the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and its counsel and Seller shall deliver to Buyer a true and correct copy of a resolution of the Board of Directors of the Seller, approving this Agreement and the transactions contemplated hereby.

     9.5. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body: (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief relating to, or in connection with, this Agreement or the consummation of the transactions contemplated hereby or (b) relating to, or in connection with, any claim for damages against the Seller which has implications on the transactions contemplated hereby.

     9.6. DISCHARGE OF ENCUMBRANCES. Each Encumbrance on any of the Acquired Assets described on SCHEDULE 5.9 hereto shall have been discharged.

     9.7. CONSENTS OF THIRD PARTIES. The Seller shall have obtained the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the License Agreements, Permits, and Insurance Policies, under which consummation of such transactions without obtaining such consent would: (i) constitute a breach or a default; (ii) create obligations of the Buyer, (iii) permit cancellation of any such, Other Contracts, License Agreements, Permits, or Insurance Policies; or (iv) prevent the lawful and full transfer of one or more Acquired Assets to the Buyer.

     9.8. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings relating to, or in connection with, the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer which relate to, or are in connection with, the transactions contemplated by this Agreement shall be satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

     9.9. GOVERNMENT APPROVALS. The Seller will have obtained all required approvals from Governmental authorities, including the OCS and the Investment Center of the Ministry of Industry and Trade.

     9.10 Notwithstanding the above, the parties agree that the time for compliance with the conditions set froth under sections 9.3-9.8____-- shall be extend to 60 days after the Closing and Closing shall not be deemed contingent upon or subject to their fulfillment.

     9.11 Seller shall furnish to Buyer Seller's reviewed financial statements for the period ending September 30, 2004 upon receipt of same by Seller.

     10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     10.1. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its obligations and covenants under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     10.2 APPROVALS. Buyer's Board of Directors has approved, and certain creditors consented to, the transactions contemplated hereunder. Buyer has obtained all applicable regulatory approvals (including, without any limitations, Investment Center, OCS & Tel-Aviv Stock Exchange). All corporate and other approvals in relation to, or connection with, the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in substance to the Seller and its counsel and Buyer shall deliver to Seller a true and correct copy of a resolution of the Board of Directors of the Seller, approving this Agreement and the transactions contemplated hereby.

     10.3. OPINION OF COUNSEL. ______________, counsel to the Seller, shall have delivered to the Seller a written opinion, addressed to the Buyer and dated as of the Closing Date, substantially in the form of SCHEDULE 10.4 hereto.

     10.4. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement.

     10.5 Notwithstanding the above, the parties agree that the time for compliance with the conditions set froth under sections 10.2 & 10.3 shall be extend to 60 days after the Closing and Closing shall not be deemed contingent upon or subject to their fulfillment.

     11. CERTAIN COVENANTS AND ARRANGEMENTS.

     11.1. CONFIDENTIAL INFORMATION. The Seller, 3 Pen Technologies, Mr. Shimon Mamo, Noa Investments Ltd. And each of their respective officers, directors and shareholders, hereby agree to keep in strict confidence any and all information of a confidential nature which is related to, or connected with, the Business and/or any of the Acquired Assets ("Confidential Information"), including, without limitation, financial information, customers, suppliers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer. The Seller agrees and covenants not to use any Confidential Information for any purpose whatsoever, and not to disclose any Confidential Information to any third party. Notwithstanding the aforesaid, no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be required by court order or applicable law, provided that:
(i) prior notice of such contemplated disclosure (including reasonable details relating thereto) is provided to the Buyer as early as practicably possible; and
(ii) such disclosure is effected only to the minimum extent required. This
Section 11.1 shall survive the termination or expiration of this Agreement.

     11.2. NON-COMPETITION. The Seller, its Affiliates (as defined below), the Major Shareholders and each of their respective officers, directors and Major Shareholders' shareholders shall not: (i) engage, anywhere in the world, in any business organization that is engaged or becomes engaged in activities which are directly competitive with the Business, or (ii) divert to any competitor of the Buyer (or a subsidiary thereof) any customer of the Buyer (or a subsidiary thereof) or otherwise interfere with the business relationships of the Buyer and its subsidiaries. This Section 11.2 shall apply during the period commencing upon the Closing Date and terminating upon the later of: (i) the expiration of 24 months from the Closing Date; The Seller shall be responsible for it's Affiliates' full compliance with the provisions of this Section 11.2.

     11.3. ENFORCEABILITY. If at any time the provisions of Section 11.1 or
Section 11.2 shall be determined to be invalid or unenforceable, by reason of being vague, unreasonable as to area, duration or scope of activity or similar reasons, the applicable Section shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and it is hereby agreed that such Section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

     11.4 RENTAL ARRANGEMENT. The Buyer undertakes to pay to the Seller all the lease fees under the Lease Agreement, for the term commences at the Closing and ended on the end of June 2005, such payments shall be executed no later than the dates in which the Seller shall pay such fees to the lessor under the Lease Agreement. The Seller hereby agrees that subject to the terms of the Lease Agreement, as long as Buyer conducting the Business in Seller current premises and until the end of June 2005, the Buyer will be entitled to use, at the Buyer's option, the Seller's facility. The area of the Seller's facility which may be used by the Buyer (the "Designated Area") shall be the same area which is currently occupied by the Business. Until the end of the calendar year 2004, the Designated Area shall not be occupied by, or otherwise used by, the Seller or any other party. In addition, Buyer shall pay to Seller the applicable municipality taxes levied on the Designated Area until the end of June 2005 and all direct expenses related thereto i.e. telephone, electricity and water expenses, etc. Such payments shall be excuted and delivered to Seller no later than the dates in which Seller shall pay such payments to the relevant third parties and authorities.

     12. INDEMNIFICATION.

     12.1. INDEMNITY BY THE SELLER. The Seller hereby agrees to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including the reasonable fees and disbursements of counsel (collectively, the "LOSSES"), related to, or arising out of any of the following:

          (a) any failure or any breach by the Seller of any representation or warranty, covenant, obligation or undertaking made by the Seller in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

          (b) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including, without limitation, the following:

               (i) any contractual product warranty claims arising out of defects in any product sold or manufactured by the Seller prior to the Closing Date; or

               (ii) any claim, obligation or liability arising in relation to, or in connection with, the employment or termination of employment of any persons involved in the conduct of the Business on, before or after the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities (including contingent liabilities) for accrued vacation, sick leave, bonus or severance payments for the period of employment of said employee by the Seller (including those who performed services to Buyer through the outsourcing of Seller).

     12.2. CLAIMS.

          (a) NOTICE. Buyer seeking indemnification from the Seller hereunder (the "INDEMNIFIED PARTY") shall promptly notify the Seller in writing (the "INDEMNIFYING PARTY") of any action, suit, proceeding, demand or breach (a "CLAIM") with respect to which the Indemnified Party claims indemnification hereunder, PROVIDED that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 12 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

          (b) THIRD PARTY CLAIMS. If such Claim relates to, or is in connection with, any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "THIRD PARTY CLAIM"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim.

     The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses relating to, or in connection with, such participation.

          (c) 3 Pen Technologies Ltd. and Noa Investments Ltd. shall undertake to indemnify the Seller subject to the conditions and limitations described above in this Section 12 and subject further to the following terms, provided that the aggregate sum of Buyer's Losses accounts to more than $100,000:

               (1) Buyer delivered 3 Pen Technologies and Noa Investments Ltd. each Claim and Third Party Claim simultaneously with the notice given to the Seller;

               (2) Buyer used all available actions against the Seller in oreder to enforce its rights under this Section and nevertheless was not fully indemnified by the Seller;

               (3) 3 Pen Technologies Ltd. shall be liable to indemnify Buyer only for 58% of the sums which it will be entitled to be indemnified by the Seller and in any case the liability of 3 Pen Technologies Ltd under this Section 12 shall not exceed US$290,000;

               (4) Noa Investments Ltd. shall be liable to indemnify Buyer only for 13% of the sums which it will be entitled to be indemnified by the Seller and in any case the liability of Noa Investments Ltd. under this Section 12 shall not exceed US$65,000;

     13. Escrow. The Buyer shall deposit the Share certificate representing the Consideration Shares in escrow with Avital, Dromi & Co. Advocates which shall release such certificate to the Sellers only upon the delivery to the Buyer of all the Schedules to this Agreement.

     14. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     "AFFILIATE": As applied to any Person (as defined in this Section 14), any Person controlling, controlled by or under common control with such Person.

     "CONTROL": With respect to any Person, the direct or indirect ownership of more than 50% of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

     "PERSON": A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "TAX": Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty, fee, assessment or other governmental charge (including all interest and penalties thereon and additions thereto).

     15. GENERAL.

     15.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement or otherwise made in writing in relation to, or in connection with, the transactions contemplated hereby shall, notwithstanding any investigation by the Buyer, be deemed to have been relied on by the Buyer, and they shall survive the Closing Date and the consummation of the transactions contemplated herein.

     Whenever a Representation is made "TO THE SELLER'S KNOWLEDGE" or is qualified by any similar expression, the Seller shall be deemed: (i) to have made due and careful inquiries about the facts stated in such Representation, with the assistance (as the case may be) of any knowledgeable person within the Seller, before making such a Representation; and (ii) to have knowledge of any Breach of Representations if any or should reasonably have knowledge of such Breach at the date of this Agreement.

     A legal entity (including any of the Parties as applicable) shall be deemed to have knowledge of a particular fact if any of the directors, executive officers or other executives or officers of the legal entity has knowledge or should reasonably have knowledge of that fact.

     15.2. EXPENSES. Each party shall bear its legal fees and any other fees incurred by it in connection with the transaction hereunder, including in connection with the negotiations, due diligence and preparation of this Agreement.

     15.3. STAMP TAX. The Parties shall bear, in equal parts, all stamp duty or taxes which might resulted from the transaction/s contemplated hereunder (including stamp duty with respect to the issuance of the Consideration Shares).

     15.4. NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

         If to the Buyer, to:

                  B.O.S Better Online Solutions Ltd.
                  Beit Rabin, Teradyon Industrial Park,
                  Misgav 20179, Israel
                  Attn: Mr. Adiv Boneh

         with a copy sent contemporaneously to:

                  Amit, Pollak, Matalon, & Co.
                  NYP Tower - 19th Floor
                  17 Yitzhak Sadeh Street
                  Tel Aviv, 67775, Israel
                  Facsimile:  972-3-5613620

                  Attn: Shlomo Landres, Adv.

         If to the Seller, to:

                  Quasar Communication Systems  Ltd
                  c/o 3 Pen Technologies Ltd.
                  3 Hchilason St. Ramat Gan
                  Facsimile:

                  Attn: Amiram Goldman

         If to 3 Pen Technologies Ltd:
         3 Pen Technologies Ltd.
                  3 Hchilason St. Ramat Gan
                  Facsimile:
                  Attn: Amiram Goldman

         If to NOA INVESTMENTS LTD.:

                  NOA INVESTMENTS LTD.
                  Habarzel St.
                  Kiriat Atidim Tel-Aviv
                  Att: Zohar Polovin

Any such notice shall be effective (a) if delivered personally, when received,
(b) if sent by reputable courier, the date of delivery by such courier, and (c) if sent by facsimile, when transmitted with written confirmation of transmission having been received.

     15.5. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by both of the parties hereto.

     15.6. GOVERNING LAW. The validity and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

     15.7. SECTIONS AND SECTION HEADINGS. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     15.8. ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that nothing contained in this Section 14.7 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights (but not the obligations) hereunder, or any portion thereof, to an Affiliate of the Buyer.

     15.9. SEVERABILITY. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     15.10. FURTHER ASSURANCES. The parties agree, without any additional consideration, to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

     15.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.12. BEST EFFORTS TO SATISFY CLOSING CONDITIONS. The Seller and the Buyer will use their best efforts to effect the Closing, as set forth herein. In no event will either party bear any liability whatsoever (whether vis-a-vis the other party or any third parties) in the event that it will elect not to consummate the transactions contemplated herein if one or more of the conditions to effect the Closing hereunder is not fully satisfied in a timely manner.

     15.13. PUBLICITY. Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce its rights under this Agreement, and except as otherwise agreed to by the parties hereto in writing, the Seller shall (a) keep the material terms of this Agreement confidential and (b) obtain the prior written consent of the Buyer to any public announcement relating to the transactions contemplated by this Agreement, including the text and the exact timing of any such announcement.

     15.14 INTERPRETATION. Words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word "include", "includes" or "including" appears in this Agreement, it shall be deemed in each instance to be followed by the words "without limitation."

     15.15 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against any party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.


                                             B.O.S BETTER ONLINE SOLUTIONS LTD


                                             By:________________________________
                                             Name:
                                             Title:


                                             QUASAR COMMUNICATION SYSTEMS  LTD.


                                             By:________________________________
                                             Name:
                                             Title:


                                             3 PEN TECHNOLOGIES LTD.

                                             By:________________________________
                                             Name:
                                             Title




                                             NOA INVESTMENTS LTD.

                                             By:________________________________
                                             Name:
                                             Title